ESPOSITO PARTNERS, LLC
SUB-ADVISORY AGREEMENT

AGREEMENT made this 17th day of April, 2014 by and between Factor Advisors, LLC, a Delaware limited liability company with its principal place of business at 35 Beechwood Road, Suite 2B, Summit, New Jersey 07091 (the “Adviser”), and Esposito Partners, LLC, a Delaware limited liability company with its principal place of business at 300 Crescent Court, Suite 650, Dallas, Texas 75201 (the “Sub-adviser”).

WITNESSETH

WHEREAS, FactorShares Trust, a Delaware statutory trust (the “Registrant”), is an open-end management investment company, registered as such under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated April 17, 2014 with the Registrant; and

WHEREAS, the Registrant has entered into a Business Management Agreement dated October 19, 2012 with PureShares LLC, a Delaware limited liability company with its principal place of business at 2 Central Avenue, Suite 2B, Madison, New Jersey 07940 (the “Business Manager”), pursuant to which the Business Manager is obligated to pay the Adviser an investment advisory fee set forth in Section 1(b) of the Business Management Agreement; and

WHEREAS, the Sub-adviser is registered as an investment adviser under the Advisers Act; and

WHEREAS, the Investment Advisory Agreement contemplates that the Adviser may appoint a sub-adviser to perform some or all of the services for which the Adviser is responsible; and

WHEREAS, the Sub-adviser is willing to furnish such services to the Adviser and each series listed on Appendix A hereto (each, a “Series”) of the Registrant.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the parties agree as follows:

1.  Duties of Sub-adviser. The Adviser hereby appoints the Sub-adviser to act as investment Sub-adviser to each Series of the Registrant, for the period and on such terms as are set forth in this Agreement. Subject to the supervision of the Adviser and the Board of Trustees of the Registrant (the “Board”), the Adviser employs the Sub-adviser to manage the investment and reinvestment of the assets of the Series, to continuously review, supervise and administer the investment program of the Series, to advise of the securities to be purchased or sold and the portion of the Series’ assets to be held un-invested, to designate the identity and weighting of the securities in the Deposit Securities and the Fund Securities (as such terms are defined in the Registration Statement), to provide the Adviser and the Registrant with records concerning the Sub-adviser’s activities which the Registrant is required to maintain, and to render regular reports to the Adviser, the Registrant’s officers and Board concerning the Sub-adviser’s discharge of the foregoing responsibilities.

The Sub-adviser will oversee the maintenance of all books and records with respect to the securities transactions of each Series, and will furnish the Board with such periodic and special reports as the Board reasonably may request. In compliance with the requirements of Rule 31 a-3 under the 1940 Act, the Sub-adviser agrees that all records which it maintains for the Registrant are the property of the Registrant, agrees to preserve for the periods prescribed by Rule 31 a-2 under the 1940 Act any records which it maintains for the Registrant and which are required to be maintained by Rule 31 a-I under the 1940 Act and further agrees to surrender promptly to the Registrant any records which it so maintains, upon request by the Registrant. The Sub-adviser shall discharge the foregoing responsibilities subject to the control and supervision of the Adviser and the officers and the Board of the Registrant, and in compliance with the objectives, policies and limitations set forth in the Registrant’s Registration Statement, including the Series’ prospectus and statement of additional information, applicable laws and regulations.

In carrying out its responsibilities hereunder, the Sub-adviser will consult with the Adviser on a continuous basis regarding the management of the Series. The Sub-adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided therein.

The Sub-adviser shall be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as assets in each of the Series.

The Sub-adviser shall promptly notify the Adviser of any financial condition that is reasonably likely to impair the Sub-adviser’s ability to fulfill its commitment under the Agreement.

The Sub-adviser shall furnish to the Adviser or the Board of Trustees such periodic reports and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request. Upon the request of the Adviser, the Sub-adviser shall also furnish to the Adviser any other information relating to the assets that is required to be filed by the Adviser or the Trust with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Trust obtains from the SEC.

2.  Portfolio Transactions. The Sub-adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Series and is directed to use its best efforts to obtain the best available price and most favorable execution. Consistent with any guidelines established by the Board and Section 28(e) of the Securities Exchange Act of 1934, the Sub-adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Series which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-adviser to its discretionary clients, including each of the Series. In addition, the Sub-adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-adviser or the Registrant’s principal underwriter) if the Sub-adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the assets be purchased from or sold to the Adviser, Sub-adviser, the Registrant’s principal underwriter, or any affiliated person of either the Registrant, Adviser, the Sub-adviser or the Registrant’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the U.S. Securities and Exchange Commission (“SEC”) and the 1940 Act.

The Sub-adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Series as well as its other customers, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best net price and the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Sub-adviser will promptly communicate to the Adviser and the officers and Board of the Registrant such information relating to Series transactions as they may reasonably request.

3.  Compensation of the Sub-adviser. For the services to be rendered by the Sub-adviser as provided in Section 1 of this Agreement, the Adviser shall pay to the Sub-adviser at the end of each month an advisory fee accrued daily and payable monthly based on an annual percentage rate of each Series’ average daily net assets or minimum fee. The annual percentage rate and minimum fee for each Series is set forth in Appendix B hereto. In addition, the Adviser shall be responsible for extraordinary expenses incurred by the Sub-adviser in performing its services hereunder, including, without limitation, expenses incurred with respect to proxy voting execution, advice, non-payment of Registrant and reporting. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the month as a percentage of the total number of days in such month.

4.  Reports. The Adviser agrees to furnish to the Sub-adviser current prospectuses, proxy statements, reports to shareholders, financial statements and such other information relating to the Series as the Sub-adviser may reasonably request. The Sub-adviser agrees to furnish to the Adviser and to the Board of the Registrant such information concerning its own affairs as the Adviser or the Board of the Registrant may reasonably request, including copies of its Form ADV and any other filings of the Sub-adviser with the SEC and certified copies of its financial statements.

5.  Status of Sub-adviser. The services of the Sub-adviser to the Adviser and the Series are not to be deemed exclusive, and the Sub-adviser shall be free to render similar services to others.

6.  Liability of Sub-adviser. (a) In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Sub-adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Sub-adviser of its obligations and duties hereunder or (iii) a loss resulting from a breach of fiduciary duty by the Sub-adviser with respect to the receipt of compensation for its services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act, the Sub-adviser shall not be subject to any liability whatsoever to the Adviser of the Series, the Registrant, or to any shareholder of the Series, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Series. (b) In no event shall the Sub-adviser be liable for (i) acting in accordance with instructions from the Adviser, (ii) special, consequential or punitive damages, or (iii) or any losses due to forces beyond the control of the Sub-adviser including, without limitation, strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services. (c) The Adviser shall indemnify the Sub-adviser and hold it harmless against any and all claims, losses, liabilities, damages or expenses, including attorneys’ fees and expenses, howsoever arising from or in connection with this Agreement or the performance of its own duties hereunder, provided that nothing contained herein shall require that the Sub-adviser be indemnified for its gross negligence or willful misconduct.

7.  Duration and Termination. This Agreement shall become effective upon the date first written above, provided that this Agreement shall not take effect with respect to the Series unless it has first been approved by a vote of a majority of those Trustees of the Registrant, who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall continue in effect for a period of two years from the date hereof, unless sooner terminated as provided herein, and thereafter this Agreement shall continue in force and effect from year to year so long as such continuance is specifically approved at least annually (a) by the Adviser and (b) by the Board of the Registrant or by vote of a majority of the outstanding voting securities of the Series. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Trustees of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this Agreement, the Board may request and evaluate, and the Sub-Adviser shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of the Agreement.

This Agreement may be terminated by the Adviser or by the Series at any time, without the payment of any penalty (in the case of termination by the Series, by vote of a majority of the entire Board of Trustees of the Registrant or by vote of a majority of the outstanding voting securities of the Series), on 60 days’ written notice to the Sub-adviser and, in the case of termination by the Adviser, to the Registrant. This Agreement may be terminated by the Sub-adviser at any time, without the payment of any penalty, upon 60 days’ written notice to the Adviser and the Series. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party and shall be deemed given when received by the addressee. As used in this Section 7, the terms “assignment”, “interested persons”, and “a vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

8.  Compliance Program of the Sub-adviser. The Sub-adviser hereby represents and warrants that: (a) in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and (b) to the extent that the Sub-adviser’s activities or services could affect the Series, the Sub-adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Series and the Sub-adviser (the policies and procedures referred to in this Section 8(b), along with the policies and procedures referred to in Section 8(a), are referred to herein as the Sub-adviser’s “Compliance Program”).

9.  Confidentiality. Subject to the duty of the Adviser or Sub-adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Series and the actions of the Sub-adviser and the Series in respect thereof. It is understood that any information or recommendation supplied by the Sub-adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Series or such persons as the Adviser may designate in connection with the Series. It is also understood that any information supplied to the Sub-adviser in connection with the performance of its obligations hereunder, particularly, but not limited to, any list of investments which, on a temporary basis, may not be bought or sold for the Fund is to be regarded as confidential and for use only by the Sub-adviser in connection with its obligation to provide investment advice and other services to the Series. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Series shall be deemed proprietary information of the Adviser, and that the Sub-adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information. Further, the Sub-adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions.

10.  Reporting of Compliance Matters. (a) The Sub-adviser shall promptly provide to the Registrant’s Chief Compliance Officer (“CCO”) the following:

(i) reasonable access, at the Sub-adviser’s principal office or such other place as may be mutually agreed to by the parties, to all SEC examination correspondences, including correspondences regarding books and records examinations and “sweep” examinations, issued during the term of this Agreement, in which the SEC identified any concerns, issues or matters (such correspondences are commonly referred to as “deficiency letters”) relating to any aspect of the Sub-adviser’s investment advisory business and the Sub-adviser’s responses thereto; provided that the Sub-adviser may redact from such correspondences client specific confidential information, material subject to the attorney-client privilege, and material non-public information, that the Sub-adviser reasonably determines should not be disclosed to the Registrant’s CCO;

(ii) a report of any material violations of the Sub-adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-adviser’s Compliance Program;

(iii) on a quarterly basis, a report of any material changes to the policies and procedures that compose the Sub-adviser’s Compliance Program;

(iv) a copy of the Sub-adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and

(v) an annual (or more frequently as the Trust’s CCO may reasonably request) representation regarding the Sub-Adviser’s compliance with Section 8 of this Agreement.

(b) The Sub-Adviser shall also provide the Registrant’s CCO with reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-adviser.

11.  Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser and the Sub-adviser, and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

12.  Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.  Applicable law. This Agreement shall be construed in accordance with the laws of the State of Texas, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

14.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.

Factor Advisors, LLC	Esposito Partners, LLC

By: /s/ Samuel Masucci, III	By: /s/ Will Martin

Name: Samuel Masucci	Name: Will Martin

Title: CEO	Title: CCO

Appendix A
Funds:

PureFunds ISE Junior Silver (Small Cap Miners/Explorers) ETF

Appendix A to
Sub-Advisory Agreement

Appendix B

The Adviser, pursuant to Section 3 of this Agreement, agrees to pay the Sub-adviser under the following schedule:

Domestic
Total Assets Under Management (AUM)                                                                                                = 5 BPS

Domestic Sub-Advisory payments are subject to a minimum relationship fee per year (computed monthly) of $15,000.00 per fund under management.

Appendix B to
Sub-Advisory Agreement